July 18, 2007	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES

THIRD QUARTER EARNINGS

AND QUARTERLY DIVIDEND

PITTSBURGH, PA – July 18, 2007 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced third quarter earnings for the three-month period ended June 30, 2007. Net income for the period was $1.05 million or $.34 per share (diluted), compared to $969,000 or $.32 per share (diluted) in the prior year quarter. The Company’s annualized return on average assets was .58% and return on average equity was 9.10% compared to .54% and 9.25% respectively, for the same period in the prior year. For the nine-month period ended June 30, 2007, net income was $2.93 million, or $.96 per share (diluted), compared to $2.92 million or $.96 per share (diluted) in the prior year period. Annualized return on assets was .53% and return on equity was 8.60% for the fiscal 2007 period, compared to .55% and 9.27%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses increased $206,000 or 6.1% to $3.60 million for the three-month period ended June 30, 2007, compared to $3.40 million in the prior year period. For the nine months ended June 30, 2007, net interest income before provision for loan losses increased $544,000 or 5.4% to $10.65 million, compared to $10.11 million in the prior year period.

The provision for loan losses decreased to $100,000 for the quarter ended June 30, 2007 compared to $125,000 for the quarter ended June 30, 2006, and increased to $425,000 for the nine-months ended June 30, 2007, compared to $250,000 in the prior year period. Non-performing loans and foreclosed real estate were .40% of total assets at June 30, 2007, and the allowance for loan losses was 102.3% of non-performing loans at that date.

Other income decreased $34,000 or 3.7% to $897,000 for the quarter ended June 30, 2007 compared to $931,000 for the same period last year. For the nine months ended June 30, 2007, other income was $2.60 million, a decrease of $178,000 or 6.4% over the prior year period. The decrease for the current quarter primarily reflects a decrease in the gain on the sales of investment securities of $98,000, partially offset by an increase in loan service charges and fees of $28,000, and an increase in the gain on the sales of loans of $27,000. The decrease for the nine-month period ended June 30, 2007 primarily relates to a decrease in the gain on the sales of investment securities of $215,000 and a decrease in deposit service charges and fees of $89,000, partially offset by an increase in loan service charges and fees of $42,000 and an increase in the gain on the sales of loans of $40,000.

Operating expenses for the quarter ended June 30, 2007, increased $36,000 or 1.2% to $3.04 million compared to $3.00 million for the comparable prior year period. The operating expense increase for the three-month period ended June 30, 2007 is attributed to an increase in service bureau expense of $37,000 and an increase in other operating expenses of $39,000, partially offset by a decrease in office occupancy and equipment of $29,000 and a decrease in foreclosed real estate expense of $14,000. For the nine-month period in this fiscal year, operating expenses increased $182,000 or 2.0% to $9.23 million, compared to $9.05 million in the prior year period. The operating expense increase for the nine-month period ended June 30, 2007 is primarily attributed to an increase in compensation and benefits expense of $134,000, an increase in the loss on sales of foreclosed real estate of $44,000, an increase in service bureau expense of $74,000, and an increase in other operating expenses of $89,000, partially offset by decreases in office occupancy and equipment expense of $41,000, depreciation and amortization of $23,000, and foreclosed real estate expense of $90,000.

Provision for income taxes increased $80,000 or 34.2% to $314,000 for the quarter ended June 30, 2007 compared to $234,000 for same period last year. For the nine months ended June 30, 2007, the provision for income taxes increased $86,000 or 12.8% to $758,000 compared to $672,000 for the same period last year.

During the fourth quarter of fiscal 2006, the Bank recorded an extraordinary gain of $481,000, before taxes of $163,000, representing insurance proceeds received from the destructive fire that devastated the Bank’s Carnegie Branch location in October 2005. During the second quarter of fiscal 2007, the Bank received additional insurance proceeds of $135,000, and recorded an extraordinary gain of $89,000, net of taxes. The insurance claim has been settled and no additional proceeds are expected to be recovered.

Total assets were $727.9 million at June 30, 2007, a decrease of $2.8 million or .4% compared to September 30, 2006, and relatively unchanged from June 30, 2006. Net loans outstanding increased $17.3 million or 3.9% to $456.3 million at June 30, 2007 as compared to September 30, 2006, and increased $37.2 million or 8.9% as compared to June 30, 2006. Deposits increased $19.2 million to $433.4 million at June 30, 2007 as compared to September 30, 2006, and increased $13.5 million or 3.2% as compared to June 30, 2006. Short-term borrowings decreased $60.2 million to $18.4 million at June 30, 2007 as compared to September 30, 2006, and decreased $51.5 million as compared to June 30, 2006. Long-term debt increased $19.8 million at June 30, 2007 as compared to September 30, 2006, and decreased $55.2 million as compared to June 30, 2006. Stockholders’ equity was $45.9 million at June 30, 2007, compared to $44.2 million at September 30, 2006 and $41.7 million at June 30, 2006.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.14 per share on the Company’s common stock. The dividend is payable August 31, 2007 to stockholders of record August 15, 2007. This represents the 76th uninterrupted quarterly cash dividend paid to stockholders.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Nine Months Ended
June 30, 2007 and 2006 - Unaudited
(In thousands, except per share data)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income:
Loans	$7,272	$6,255	$21,472	$17,634
Mortgage-backed securities	1,005	1,258	3,142	3,882
Investment securities	1,847	2,049	5,835	5,835
Deposits with other institutions	9	5	26	18
Total interest income	10,133	9,567	30,475	27,369
Interest expense:
Savings deposits	3,432	2,958	9,881	7,727
Borrowed funds	2,866	2,992	9,248	8,906
Subordinated debt	233	221	693	627
Total interest expense	6,531	6,171	19,822	17,260
Net interest income before provision for loan losses	3,602	3,396	10,653	10,109
Provision for loan losses	100	125	425	250
Net interest income after provision for loan losses	3,502	3,271	10,228	9,859
Other income:
Loan service charges and fees	105	77	258	216
Gain on sale of investment and mortgage-backed securities	32	130	126	341
Gain on sale of loans	38	11	69	29
Deposit service charges and fees	328	333	934	1,023
Other operating income	394	380	1,211	1,167
Total other income	897	931	2,598	2,776
Operating expenses:
Compensation and benefits	1,971	1,977	5,972	5,838
Office occupancy and equipment	230	259	808	849
Depreciation and amortization	163	156	478	501
Loss on sales of foreclosed real estate	27	22	81	37
Foreclosed real estate expense	28	42	41	131
Intangible amortization	8	11	26	31
Service bureau expense	44	7	100	26
Other operating expenses	564	525	1,721	1,632
Total operating expenses	3,035	2,999	9,227	9,045
Income before income tax provision and extraordinary gain	1,364	1,203	3,599	3,590
Income tax provision	314	234	758	672
Income from continuing operations	$1,050	$969	$2,841	$2,918
Income from extraordinary gain, net of taxes	$—	$—	$89	$—
Net income	$1,050	$969	$2,930	$2,918

Basic earnings per share (1)
Income from continuing operations	$0.35	$0.33	$0.95	$0.99
Income from extraordinary gain, net of taxes	$—	$—	$0.03	$—
Net income	$0.35	$0.33	$0.98	$0.99
Diluted earnings per share (1)
Income from continuing operations	$0.34	$0.32	$0.93	$0.96
Income from extraordinary gain, net of taxes	$—	$—	$0.03	$—
Net income	$0.34	$0.32	$0.96	$0.96

Balance Sheets - Unaudited
(In thousands, except share data)
	June 30	September 30	June 30
	2007	2006	2006
Assets:
Cash and due from depository institutions	$10,834	$8,480	$9,293
Interest-earning demand deposits	386	187	380
Securities available-for-sale	151,694	165,449	171,622
Securities held-to-maturity	78,043	85,879	94,146
Loans receivable, net	456,299	439,027	419,072
Loans held-for-sale	577	40	—
Foreclosed real estate, net	95	215	423
Federal Home Loan Bank stock, at cost	7,017	9,132	10,325
Accrued interest receivable	3,611	3,359	3,437
Office premises and equipment	6,003	6,073	5,623
Other assets	13,385	12,891	13,792
Total assets	$727,944	$730,732	$728,113
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$433,371	$414,182	$419,916
Short-term borrowings	18,404	78,625	69,913
Subordinated notes payable	10,310	10,310	10,310
Securities sold under agreement to repurchase	96,775	83,638	9,282
Advance payments by borrowers for taxes
and insurance	3,911	1,508	3,759
Long-term debt	114,111	94,292	169,360
Other liabilities	5,126	3,982	3,888
Total liabilities	682,008	686,537	686,428
Stockholders’ equity:
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,604,250,
3,569,525, and 3,562,151 shares issued	36	35	36
Treasury stock, 614,029, 609,029, and 609,029 shares	(10,295)	(10,205)	(10,205)
Additional paid-in capital	45,279	44,774	44,654
Retained earnings	12,752	11,076	10,223
Accumulated other comprehensive income,
net of tax	(1,836)	(1,485)	(3,023)
Total stockholders’ equity	45,936	44,195	41,685
Total liabilities and stockholders’ equity	$727,944	$730,732	$728,113

Other Data:	At or For the Three Month Period Ended
	June 30,
	2007	2006
Annualized return on assets	0.58%	0.54%
Annualized return on equity	9.10%	9.25%
Equity to assets	6.31%	5.73%
Interest rate spread (tax equivalent)	2.02%	1.99%
Net interest margin (tax equivalent)	2.16%	2.09%
Non-interest expense to average assets	1.67%	1.67%
Loan loss allowance to net loans	0.64%	0.63%
Non-performing loans and real estate
owned to total assets at end-of-period	0.40%	0.52%

	At or For the Nine Month Period Ended
	June 30,
	2007	2006

Annualized return on assets	0.53%	0.55%
Annualized return on equity	8.60%	9.27%
Equity to assets	6.31%	5.73%
Interest rate spread (tax equivalent)	2.00%	2.03%
Net interest margin (tax equivalent)	2.13%	2.13%
Non-interest expense to average assets	1.68%	1.72%
Loan loss allowance to net loans	0.64%	0.63%
Non-performing loans and real estate
owned to total assets at end-of-period	0.40%	0.52%